Exhibit 99

FOR IMMEDIATE RELEASE
Contact:
PGT Media Relations
Danielle Mikesell
Office: 941-480-1600
dmikesell@pgtindustries.com

PGT, Inc. Provides WinDoor Acquisition and General Business Updates

•	Company celebrates 35th Anniversary and highest sales in its history

•	Acquisition of WinDoor will be immediately accretive on an operational basis upon closing, adds diversified products and deepens operations

•	Company’s ERP implementation is on track and in final phase

•	Company raises fourth quarter sales guidance from $88-$92M to $90-$92M

N. VENICE, FL – December 9, 2015  PGT, Inc. (NASDAQ: PGTI), a leading manufacturer and supplier of residential impact-resistant windows and doors is celebrating its 35 year anniversary and the highest annual sales in the Company’s history by surpassing $372 million dollars this week.

As previously announced, PGTI will host a conference call for investors on Wednesday, December 9, 2015, at 2:30 pm to discuss the Company's recently announced acquisition and to provide a general business update. The following is an overview of the matters which the Company plans to discuss.

WINDOOR ACQUISITION

On November 30, 2015 the Company announced it entered into a definitive agreement to acquire WinDoor, Incorporated. WinDoor provides high-performance, impact-resistant windows and doors for five-star resorts, luxury high-rise condominiums, hotels and custom residential homes.  WinDoor, Incorporated will become a wholly-owned subsidiary of PGTI. WinDoor’s 2015 revenues are expected to be approximately $41 million.  The transaction is valued at approximately $102 million and is expected to close in the first quarter of 2016.

"The acquisition of WinDoor is in alignment with our long-term strategy to acquire additional brands or products that have a premium position,” stated Jeff Jackson, President and Chief Operating Officer. “The WinDoor acquisition is ideal because it immediately adds top line sales, improves EBITDA margins and ultimately will achieve synergies. For these reasons, I am confident this transaction will be good for our customers and increase shareholder value."

The acquisition of WinDoor provides multiple benefits to the Company, including:

•	Addition of a strong, recognized brand to the Company’s product portfolio which consists of offerings not currently available:

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New technology and products such as thermally-broken (thermally-broken aluminum products utilize frame/extrusion technology that prevents conductive thermal energy loss. This technology is ideal for meeting the structural and energy needs of colder climates and the commercial and the hi-rise markets nationwide.)

o	New door categories and product features

•	Expansion into the high-end residential and commercial market segments

•	Strengthening of the Company’s strategic position in our core Florida market

•	Geographic diversification outside of Florida (i.e.: Thermally-broken products for commercial, residential high-rises and colder climates)

•	Enhances the Company’s ability to support the dealer network

o	Broader product portfolio to offer existing dealer channel

o	Addition of new dealers to the Company’s dealer network

•	Potential revenue synergies such as cross-selling products through the dealer networks or selling multiple product categories to the same builders and/or homeowners through the dealers

•	Potential cost synergies such as enhanced purchasing power for input materials, distribution savings, and SG&A savings

•	Balance sheet synergies of reducing working capital and capturing other efficiencies

•	Increase free cash flow generation enhancing the Company’s options for accelerating growth, retiring debt and/or returning capital to shareholders

•	Broadens the strength of the operational and management teams

“This acquisition supports our long-term growth strategy and expands our product lines with new technology and a recognized brand,” stated Rod Hershberger Chairman of the Board and Chief Executive Officer, PGTI. “We expect the integration to follow a similar, seamless path as the CGI acquisition. WinDoor has a long, strong operating history, and we are thrilled to add the WinDoor team to our Company.”

The acquisition of WinDoor will be immediately accretive on an operational basis as its EBITDA margins range from 20-22%. The timing of bottom-line accretion will be determined by the final cost of financing and amortization of purchase price intangibles but is expected in 12-18 month’s time.

ERP IMPLEMENTATION UPDATE

PGT Windows & Doors is in the final phase of a multi-year ERP (“Enterprise Resource Planning”) implementation.

The new ERP implementation is expected to substantially improve the management of in-process raw materials; automate the Company’s multi-facility functions for transfers, invoicing, and reporting and to streamline business management processes and operations. The new capabilities support the Company’s vertical integration requirements, and by enhancing operational, management, and executive reporting and decision support, are crucial to plans for growth and expansion.

The following is a status overview of the project with a subsequent review of each of the main functional areas:

	% Functionality Complete	% Testing Complete	% Unit Volume Converted	Status
Support Departments	100%	100%	100%	Completed
Main Glass Processing (Cutting/Laminating/Tempering)	100%	100%	100%	Completed
Insulated Glass	100%	100%	70%	In Progress
Assembly (Vinyl & Aluminum)	100%	100%	45%	In Progress

During the first phase of the ERP implementation, all support departments were moved into the new system in advance of the three primary manufacturing areas.  These support departments included functions such as Accounting, Accounts Receivables, Accounts Payables, Purchasing, Order Entry, etc. All support departments have been fully operational on the new system since September 2012.

The Main Glass Processing portion of the implementation, which includes cutting, laminating, and tempering, has been completed and fully operational since January 2015.

The Insulated Glass portion of the implementation is responsible for supplying glass to all assembly lines, including vinyl and aluminum, in specific sequencing.
•	All Insulated Glass supply for Vinyl Assembly has been converted to the new ERP system
•	A portion of Insulated Glass supply for Aluminum Assembly has also been converted to the new system
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The balance will be gradually converted over the next one to two quarters. The speed of the conversion will be determined by strict adherence to key performance indicators to mitigate any potential disruption to the business or our customers.

As discussed on the Company’s third quarter earnings results conference call, the Company encountered difficulties with the sequencing portion of the Insulated Glass implementation which impacted third quarter operations. The Company believes all material issues have now been resolved. The following are supporting metrics:
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Prior to encountering the sequencing issue, the business produced approximately 3,500 insulated glass units per day, had a direct labor rate of approximately 11%, and a 99% on-time delivery rate to customers.

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During the period of negative impact, production was reduced to approximately 2,100 insulated glass units per day, the direct labor rate reached a high of 14%, and the on-time delivery rate to customers dropped to the mid-80% range. The decrease in insulating glass production resulted in the need to outsource Insulated Glass to a third party during September and October.

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Production has subsequently been restored to approximately 3,500 insulated glass units per day, the direct labor rate is averaging 11.7%, and the delivery rate to customers is 98% on-time. With limited exceptions, third-party resources for Insulated Glass are no longer being utilized.

The Assembly portion of the implementation has successfully converted 45% of the total unit volume to the new system which includes all of Vinyl Assembly and a portion of Aluminum Assembly. The remaining work relating to Assembly consists of a conservative volume ramp up of aluminum to ensure a smooth transition.

The following are key factors that significantly reduce future risk to the business as it relates to the remaining portions of the ERP Implementation:
•	No new system functionality remains to be introduced
•	Testing in Vinyl and Aluminum Assembly has been in a live environment for almost a year
•	Both the legacy and the new ERP systems are currently running in parallel which allows for the remaining unit volume in Insulating Glass (30%) and Assembly (55%) to be gradually converted.

“The vast majority of the implementation is complete, and we have established successful performance in each functional area,” said Brad West, Chief Financial Officer, PGTI. “We are confident that we can manage the remaining implementation without significant risk to the business or our results.”

FOURTH QUARTER UPDATE

Orders continue to come in strong, and we are updating our sales guidance from $88-$92M to $90-$92M representing a year-over-year increase of 6-9%.

In addition to the metrics provided above, we continue to see improvements in other key metrics including:

•	Average shipments per week at PGT of $7.0M (up 6% from September)
•	Increased daily production in our new WinGuard Vinyl and EnergyVue lines up to 350 per day
•	Third Laminating line up and running, increasing laminating capacity by 50%
•	Lastly, key scrap metrics has all shown improvement over the past six weeks

“Based on the typically lower sales levels in the fourth quarter, as well as the issues experienced at the beginning of the quarter, we anticipate fourth quarter adjusted gross margin to be approximately 30.5%.” Jeff Jackson, President and Chief Operations Officer.

Jackson continued, “We are pleased with the progress made these past several weeks and, combined with the recently announced acquisition and senior leadership appointments, we are excited about the future.  Our long-term goals to strategically grow our sales of great products, provide our customers with a value proposition that is second to none, and generate the margins that provide a return to our shareholders remain unchanged.”

CONFERENCE CALL
PGT will host a conference call on Wednesday, December 9, 2015. The teleconference will begin at 2:30 pm eastern time and will be hosted by Rod Hershberger, Chief Executive Officer, Jeff Jackson, President and Chief Operating Officer, and Brad West, Senior Vice President and Chief Financial Officer.

To participate in the teleconference, kindly dial into the call a few minutes before the start time: (877) 769-6798 (U.S. and Canada) and (678) 894-3060 (international). A replay of the call will be available beginning December 9, 2015, at 5:30pm eastern time through December 15, 2015. To access the replay, dial (855) 859-2056 (U.S. and Canada) and (404) 537-3406 (international) and refer to passcode 93345540.

The webcast will also be available through the Investor Relations section of the PGT, Inc. website, www.pgtindustries.com.

ABOUT PGT INCORPORATED:
PGT INC. (NASDAQ: PGTI), headquartered in North Venice, Florida, creates products and services which focus on protecting and enhancing the beauty and functionality of homes and businesses. The Company’s trusted brands include PGT Windows & Doors and CGI Windows & Doors. PGT Industries holds a solid market leadership position within its segment and is part of the S&P SmallCap 400 Index. For additional information, visit ir.pgtindustries.com.

ABOUT PGT WINDOWS & DOORS:
PGT Windows & Doors pioneered the U. S. impact-resistant window and door industry, and today is a leading manufacturer and supplier of residential impact-resistant windows & doors. Founded in 1980, the Company employs approximately 1,900 at its manufacturing, glass laminating and tempering plants in North Venice, Florida. Utilizing the latest designs and technology, PGT Windows & Doors are ideal for new construction and replacement projects serving residential, commercial, high-rise and institutional markets. The company’s product lines include PGT Aluminum & Vinyl Windows and Doors; PGT EnergyVue; PGT WinGuard; PGT PremierVue; PGT ClassicVue; PGT Architectural Systems; and PGT Eze-Breeze Sliding Panels. PGT Windows & Doors is a wholly owned subsidiary of PGT, Inc. (NASDAQ: PGTI). For additional information, visit pgtindustries.com.

ABOUT CGI WINDOWS & DOORS:
CGI was established in 1992 and has consistently built a reputation based on designing and manufacturing quality impact resistant products that meet or exceed the stringent Miami-Dade County impact standards. The Company has over 320 employees at its manufacturing plant in Miami, Florida. Today the Company continues to lead as an innovator in product craftsmanship, strength and style, and its brands are highly recognized and respected by the architectural community. CGI product lines include the Estate Collection, Sentinel by CGI, Estate Entrances, Commercial Series and Targa by CGI. CGI Windows and Doors is a wholly owned subsidiary of PGT, Inc. (NASDAQ: PGTI). For additional information, visit cgiwindows.com.

FORWARD-LOOKING STATEMENTS:
From time to time, we have made or will make forward-looking statements within the meaning of Section 21E of the Exchange Act. These statements do not relate strictly to historical or current facts. Forward-looking statements usually can be identified by the use of words such as “goal”, “objective”, “plan”, “expect”, “anticipate”, “intend”, “project”, “believe”, “estimate”, “may”, “could”, or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, results, circumstances or aspirations. Our disclosures in this report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may also make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission and in oral presentations. Forward-looking statements are based on assumptions and by their nature are subject to risks and uncertainties, many of which are outside of our control. Our actual results may differ materially from those set forth in our forward-looking statements. There is no assurance that any list of risks and uncertainties or risk factors is complete. Factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to:

▪	Changes in new home starts and home remodeling trends
▪	The economy in the U.S. generally or in Florida where the substantial portion of our sales are generated
▪	Raw material prices, especially aluminum
▪	Transportation costs
▪	Level of indebtedness
▪	Dependence on WinGuard and certain other branded product lines
▪	Integration of acquisition(s)
▪	Product liability and warranty claims
▪	Federal and state regulations, and
▪	Dependence on our manufacturing facilities

Any forward-looking statements made by us or on our behalf speak only as of the date they are made and we do not undertake any obligation to update any forward-looking statement to reflect the impact of subsequent events or circumstances. Before making any investment decision, you should carefully consider all risks and uncertainties disclosed in all our SEC filings, including our reports on Forms 8-K, 10-Q and 10-K and our registration statements under the Securities Act of 1933, as amended, all of which are accessible on the SEC’s website at www.sec.gov and at  http://ir.pgtindustries.com/sec.cfm.